UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 18, 2012

Cinemark USA, Inc.

(Exact Name of Registrant as Specified in Charter)

Texas	033-47040	75-2206284
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 Dallas Parkway, Suite 500, Plano, Texas		75093
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 972.665.1000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 18, 2012, Cinemark USA, Inc. (“we”, “our” or “us”), completed an offering (the “Offering”) of $400 million aggregate principal amount of 5.125% Senior Notes due 2022 (the “Notes”) to qualified institutional buyers in reliance on Rule 144A and to persons outside the United States in accordance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). Immediately following the closing of the Offering, we entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with Cinemark Holdings, Inc. (“Holdings”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and Barclays Bank PLC, as administrative agent, which amends and restates our existing senior secured credit facility and provides for a term loan of $700 million and a $100 million revolving credit line. The Notes are guaranteed by certain of our subsidiaries (the “Subsidiary Guarantors”) and the Amended and Restated Credit Agreement is guaranteed by Holdings and the Subsidiary Guarantors (collectively, the “Guarantors”). The net proceeds of the Offering and the borrowings under the Amended and Restated Credit Agreement will be used to fund the repayment of the term loans outstanding under our existing senior secured credit facility, to fund the purchase price for our acquisition of certain Rave-brand theatres and for other general corporate purposes.

Indenture

The Notes were issued pursuant to an Indenture, dated as of December 18, 2012 (the “Indenture”), by and among us, the Subsidiary Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”). Our obligations under the Notes are fully and unconditionally guaranteed on a joint and several basis by the Subsidiary Guarantors and will be guaranteed by any Restricted Subsidiary (as defined in the Indenture) that guarantees, assumes or in any other manner becomes liable with respect to any of our or the Subsidiary Guarantors’ indebtedness. If we cannot make payments on the Notes when they are due, the Subsidiary Guarantors must make them instead.

The Notes and the guarantees of the Notes are our and the Subsidiary Guarantors’ senior unsecured obligations and rank equally in right of payment with all of our and the Subsidiary Guarantors’ existing and future senior debt, including all borrowings under the Amended and Restated Credit Agreement and our 8.625% Senior Notes due 2019, and senior in right of payment to all of our and the Subsidiary Guarantors’ existing and future subordinated debt, including our 7.375% Senior Subordinated Notes due 2021. The Notes and the guarantees of the Notes are effectively subordinated to all of our and the Subsidiary Guarantors’ existing and future secured debt, including all borrowings under our Amended and Restated Credit Agreement, to the extent of the value of the collateral securing such debt. The Notes and the guarantees of the Notes are structurally subordinated to all existing and future debt and other liabilities of our subsidiaries that are not Subsidiary Guarantors.

The Notes will mature on December 15, 2022. Interest on the Notes accrues at a rate of 5.125% per annum and is payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2013. We are obligated to make each interest payment to the holders of record of the Notes as of the immediately preceding June 1 and December 1.

We will have the option to redeem all or a portion of the Notes at any time on or after December 15, 2017 at redemption prices specified in the Indenture, plus accrued and unpaid interest on the Notes to the date of redemption. Prior to December 15, 2017, we have the option to redeem all or any part of the Notes at 100% of the principal amount, plus a make-whole premium, plus accrued and unpaid interest on the Notes to the date of redemption. At any time prior to December 15, 2015, we may also redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture with the net proceeds of certain equity offerings at a redemption price equal to 105.125% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any.

Upon the occurrence of a Change of Control (as defined in the Indenture), we will be required to make an offer to each holder of Notes to repurchase all or any part of the Notes for a cash payment equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

The Indenture contains covenants that limit, among other things, our ability and that of certain of our subsidiaries to (1) make investments or other restricted payments, including paying dividends, making other distributions or repurchasing subordinated debt or equity, (2) incur additional indebtedness and issue preferred stock, (3) enter into transactions with affiliates, (4) enter new lines of business, (5) merge or consolidate with, or sell all or substantially all of its assets to, another person and (6) create liens.

The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment with respect to the Notes, the breach of covenants contained in the Indenture, payment defaults or acceleration of other indebtedness, the failure to pay certain judgments and certain events of bankruptcy, insolvency or reorganization. Generally, if an event of default occurs, the Trustee or holders of at least 25% in principal amount of the then outstanding Notes may declare the principal and accrued but unpaid interest on all the Notes to be due and payable immediately. In the case of certain events of bankruptcy, insolvency or reorganization, all outstanding Notes will become due and payable immediately without further action or notice.

The foregoing description of the Indenture is qualified in its entirety by reference to the complete copy of the Indenture filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Exchange and Registration Rights Agreement

In connection with the offering of the Notes, we and the Subsidiary Guarantors entered into an Exchange and Registration Rights Agreement, dated as of December 18, 2012 (the “Registration Rights Agreement”), with the initial purchasers of the Notes. Under the Registration Rights Agreement, we and the Subsidiary Guarantors have agreed to use our commercially reasonable best efforts to file a registration statement with the Securities and Exchange Commission within 120 days of December 18, 2012 with respect to an offer to exchange the Notes for substantially identical notes that are registered under the Securities Act. We and the Subsidiary Guarantors are required to use our commercially reasonable best efforts to cause the exchange offer registration statement to become effective at the earliest practicable time, but not later than 210 days after December 18, 2012 and to hold the exchange offer open for at least 20 business days. If we and the Subsidiary Guarantors fail to meet these or other certain obligations, we will be required to pay additional interest to the holders of the Notes. In addition, under certain circumstances, we will be required to file a registration statement for the resale of the Notes.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the complete copy of the Registration Rights Agreement filed as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Amended and Restated Credit Agreement

The Amended and Restated Credit Agreement provides for a seven-year $700 million term loan (reduced from approximately $899.0 million) and a five-year $100 million revolving credit line (increased from $76.5).

Under the term loan, principal payments of $1.75 million are due each calendar quarter through September 30, 2019, beginning on March 31, 2013. The term loan bears interest, at our option, at: (A) the base rate equal to the highest of (i) the prime lending rate as publicly announced by Barclays Bank PLC as its prime rate in effect at its principal office in New York City, (ii) the federal funds effective rate from time to time plus 0.50%, and (iii) the “eurodollar rate” on such day for a deposit in U.S. Dollars with a maturity of one month plus 1.00%, plus a margin of 2.00% per annum, or (B) a “eurodollar rate” plus a margin of 3.00% per annum.

Borrowings under the revolving credit line bear interest, at our option, at: (A) a base rate equal to the highest of (i) the prime lending rate as publicly announced by Barclays Bank PLC as its prime rate in effect at its principal office in New York City, (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the “eurodollar rate” on such day for a deposit in U.S. Dollars with a maturity of one month plus 1.00%, plus a margin that ranges from 1.00% to 1.75% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 2.00% to 2.75% per annum, in each case as adjusted pursuant to our consolidated net senior secured leverage ratio, as defined in the Amended and Restated Credit Agreement. We will also be required to pay a commitment fee calculated at a percentage ranging from 0.250% to 0.500% per annum on the average daily unused portion of the amended revolving credit line, payable quarterly in arrears.

Our obligations under the Amended and Restated Credit Agreement are guaranteed by the Guarantors and are secured by mortgages on certain fee and leasehold properties and security interests in substantially all of our and the Guarantors’ personal property, including without limitation, pledges by us and the Guarantors of all of our capital stock and certain of our domestic subsidiaries and 65% of the voting stock of certain of our foreign subsidiaries.

The Amended and Restated Credit Agreement contains usual and customary negative covenants for transactions of this type, including, but not limited to, restrictions on our ability, and in certain instances, our subsidiaries’ ability, to consolidate or merge or liquidate, wind up or dissolve; substantially change the nature of our business; sell, transfer or dispose of assets; create or incur indebtedness; create liens; pay dividends, repurchase stock and redeem outstanding notes; and make capital expenditures and investments. The negative covenants are subject to certain exceptions, as specified in the Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement also requires us to satisfy, at any time when revolving credit loans are outstanding, a consolidated net senior secured leverage ratio, as determined in accordance with the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement also includes customary events of default, including, among other things, payment default, covenant default, breach of representation or warranty, bankruptcy, cross-default, material ERISA events, a change of control, material money judgments and failure to maintain subsidiary guarantees. If an event of default occurs, all commitments under the Amended and Restated Credit Agreement may be terminated and all of our obligations under the Amended and Restated Credit Agreement could be accelerated by the Lenders, causing all loans outstanding (including accrued interest and fees payable thereunder) to be declared immediately due and payable.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information provided in Item 1.01 of this Form 8-K concerning the Indenture, the Notes and the guarantees thereof is hereby incorporated into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description

4.1	Indenture, dated as of December 18, 2012, among Cinemark USA, Inc., the Subsidiary Guarantors named therein and Wells Fargo Bank, N.A., as trustee.

4.2	Exchange and Registration Rights Agreement, dated as of December 18, 2012, among Cinemark USA, Inc., the Subsidiary Guarantors named therein and the Initial Purchasers named therein.

4.3	Form of 5.125% Senior Notes due 2022 (contained in the Indenture listed as Exhibit 4.1 above).

10.1	Amended and Restated Credit Agreement, dated as of December 18, 2012, among Cinemark USA, Inc., Cinemark Holdings, Inc., the several banks and other financial institutions and entities from time to time parties thereto, Barclays Bank PLC, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC, as joint bookrunners, Morgan Stanley Senior Funding, Inc., as syndication agent, Deutsche Bank Securities Inc., Wells Fargo Securities, Inc. and Webster Bank, N.A., as co-documentation agents, and Barclays Bank PLC, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINEMARK USA, INC.

By:	/s/ Michael D. Cavalier
Name: Michael D. Cavalier
Title: Senior Vice President – General Counsel

Date: December 20, 2012

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Indenture, dated as of December 18, 2012, among Cinemark USA, Inc., the Subsidiary Guarantors named therein and Wells Fargo Bank, N.A., as trustee.

4.2	Exchange and Registration Rights Agreement, dated as of December 18, 2012, among Cinemark USA, Inc., the Subsidiary Guarantors named therein and the Initial Purchasers named therein.

4.3	Form of 5.125% Senior Notes due 2022 of Cinemark USA, Inc. (contained in the Indenture listed as Exhibit 4.1 above).

10.1	Amended and Restated Credit Agreement, dated as of December 18, 2012, among Cinemark USA, Inc., Cinemark Holdings, Inc., the several banks and other financial institutions and entities from time to time parties thereto, Barclays Bank PLC, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC, as joint bookrunners, Morgan Stanley Senior Funding, Inc., as syndication agent, Deutsche Bank Securities Inc., Wells Fargo Securities, Inc. and Webster Bank, N.A., as co-documentation agents, and Barclays Bank PLC, as administrative agent.